As filed with the Securities and Exchange Commission on June 28, 1996.

                           Registration No. 33-65265

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C.  20549

                           AMENDMENT NO. 2 to FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          CELEBRITY ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)
              Delaware                          11-2880337
       (State of incorporation)        (I.R.S. Employer I.D. No.)

              214 Brazilian Avenue, Suite 400, Palm Beach, FL 33480
                                 (407) 659-3832
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                James J. McNamara
       President & Chief Executive Officer, Celebrity Entertainment, Inc.
              214 Brazilian Avenue, Suite 400, Palm Beach, FL 33480
                                 (407) 659-3832
                     (Name and address of agent for service)

           Copies of all communications, including all communications sent to the agent for service should be sent to:
                             Julia K. O'Neill, Esq.
        Fleming & O'Neill, Two Newton Place, Suite 200, Newton, MA 02158
                                 (617) 965-8990
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b)under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE

                                                   Proposed  Proposed
                                                   Maximum   Maximum
                                                   Maximum   Aggregate  Amount of
 Title of Each Class of           Amount to be     Offering  Offering   Registration
 Securities to be Registered (1)  registered       Price     Price      Fee
                                                   Per
                                                   Share

 Common Stock Issuable upon         393,721 (2)       0          0           0
 conversion of outst. Class A
 Pref'd

 Common Stock Issuable upon         317,517 (3)       0          0           0
 conversion of outst. Class A
 Pref'd

 Common Stock Issuable upon         362,400 (4)       0          0           0
 conversion of uniss'd Class A
 Pref'd

 Common Stock Issuable upon          20,000 (5)       0          0           0
 conversion of outst. cnvtibl.
 notes

 Common Stock Issuable upon          65,925 (6)     $3.00    $197,775     $68.20
 exercise of outst. Common Wts.

 Common Stock Issuable upon          30,000 (6)     $2.50     75,000       25.86
 exercise of outst. Common Wts.

 Common Stock Issuable upon          30,000 (7)     $2.50     75,000       25.86
 exercise of outst. Common Wts.

 Common Stock Issuable upon          80,000 (6)     $2.00     160,000      55.17
 exercise of outst. Common Wts.

 Common Stock Issuable upon          80,000 (7)     $2.00     160,000      55.17
 exercise of outst. Common Wts.

 Common Stock Issuable upon          40,000 (6)     $1.25      50,000      17.24
 exercise of outst. Common Wts.

 Common Stock Issuable upon          40,000 (7)     $1.25      50,000      17.24
 exercise of outst. Common Wts.

 Common Stock Issuable upon         100,000 (8)     $2.50     250,000      86.21
 exercise of outst. Common Opts.

 Common Stock Issuable upon         100,000 (7)     $2.50     250,000      86.21
 exercise of outst. Common Opts.

 Common Stock Issuable upon        1,100,000 (9)    $0.50     550,000     189.65
 exercise of outst. Common Opts.

 Common Stock Issuable upon        1,100,000 (7)    $0.50     550,000     189.65
 exercise of outst. Common Opts.

 Common Stock outstanding          1,197,276    $1.28125   $1,534,010    $528.97
                                      (7)(10)

                                      Total                            $1,345.43


(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers any additional shares of Common Stock which may become issuable by reason of anti-dilution provisions contained in such securities.

(2)   Registered for issuance:
      393,721 common shares issuable upon conversion by approximately 382 holders of 589,000 shares of Class A Preferred Stock;

(3)   Registered for resale:
      317,517 common shares to be issued in a private placement to one holder of 475,000 Class A Preferred Shares which were issued in a private placement.

(4)   Registered for issuance:
      362,400 common shares issuable upon conversion by approximately 213 holders of Class A Preferred Warrants subsequent to the exercise of said warrants;

(5)   Registered for issuance:
      20,000 common shares to certain noteholders of the Company who have agreed to convert said notes in exchange for common shares;

(6)   Registered for issuance:
      Comprising a portion of a total of 215,925 common shares to approximately 195 holders of common stock purchase warrants upon the exercise of said warrants;

(7)   Registered for resale.

(8) 100,000 common shares issuable to two holders of common stock options who are officers and directors of the Company, upon exercise of said options;

(9) 1,100,000 common shares to holders of common stock options, two of whom are officers and directors of the Company, upon exercise of said options.

(10) Pursuant to Rule 457(h), the offering price and registration fee are computed on the basis of the average of the high and low prices reported for the common stock of the registrant on the Nasdaq SmallCap Market on June 27, 1996, which were $1.375 and $1.1875 per share, respectively.

Exhibit Index Appears on Page: 22
Total Number of Pages: 24

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.


PROSPECTUS                                                  Dated June 28, 1996

                       CELEBRITY ENTERTAINMENT, INC.

      This combined prospectus (the "Prospectus") and the registration statement of which this Prospectus forms a part (the "Registration Statement") relate to the issuance of 711,238 shares of common stock of Celebrity Entertainment, Inc., a Delaware corporation (the "Company"), $.0001 par value per share (the "Common Stock") issuable by the Company upon conversion of 1,064,000 shares of outstanding Class A Convertible 8% Preferred Stock, $0.01 par value per share (the "Class A Preferred Stock") (including 285,638 shares of Common Stock reserved for payments of accrued dividends upon conversion); the issuance by the Company of 362,400 shares of Common Stock issuable upon conversion of 906,000 shares of Class A Preferred Stock issuable upon exercise of 906,000 outstanding Class A Redeemable Preferred Stock Purchase Warrants (the "Class A Warrants"); 20,000 Shares of Common Stock issuable by the Company upon conversion of outstanding convertible promissory notes; 215,925 Shares of Common Stock issuable upon exercise of 215,925 outstanding Common Stock Warrants (registered for issuance by the Company; 150,000 of which are also registered for resale by the Selling Security Holders); the issuance of 1,200,000 Shares of Common Stock issuable upon exercise of 1,200,000 outstanding Common Stock Options (registered for issuance by the Company and for resale by the Selling Security Holders); and 1,197,276 Shares of Common Stock previously issued to the Selling Security Holders (registered for resale by the Selling Security Holders) described herein.


      The following table summarizes the numbers and types of shares being registered hereby by the Company and the Selling Security Holders and the proceeds to the Company and Selling Security Holders.

  No. And Type of     Registered for      Issuable upon       Proceeds to
  Security            issuance or         what event          issuer or other
                      resale, by whom                         persons

  393,721 shares      For issuance by     Upon conversion     0
  common stock        company             of outstanding
                                          Class A
                                          convertible
                                          preferred

  317,517 shares      For resale by                           $381,020
  common stock        Selling Security                        (estimated based
                      Holders                                 on current
                                                              market price) to
                                                              Selling Security
                                                              Holders

  362,400 shares      For issuance by     Upon conversion     0
  common stock        company             of pref'd stock
                                          issuable on
                                          exercise of
                                          outstanding
                                          warrants

  20,000 shares       For issuance by     Upon conversion     0
  common stock        company             of outstanding
                                          notes

  215,925 shares      For issuance by     Upon exercise of    $452,093 to
  common stock        company             outstanding         Company
                                          common stock
                                          warrants

  150,000 shares      For resale by                           $180,000
  (also included      Selling Security                        (estimated based
  in number           Holders                                 on current
  directly above)                                             market price) to
                                                              Selling Security
                                                              Holders

  1,200,000 shares    For issuance by     Upon exercise of    $800,000 to
  common stock        company             outstanding         Company
                                          common stock
                                          options

  1,200,000 shares    For resale by                           $1,440,000
  (these shares also  Selling Security                        (estimated based
  listed directly     Holders                                 on current
  above)                                                      market price) to
                                                              Selling Security
                                                              Holders

                                          TOTAL PROCEEDS      $1,252,093 to
                                                              Company

                                                              $2,001,020
                                                              (estimated) to
                                                              Selling Security
                                                              Holders

Does not take into account expenses of offering, estimated at $24,642. This figure consists of SEC registration fees of $1,642: printing costs of $5,000; legal fees and expenses of $10,000, accounting fees of $7,000; and miscellaneous expenses of $1,000. The Selling Security Holders will not pay any of the expenses of the offering.


AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" APPEARING IMMEDIATELY AFTER THE PROSPECTUS SUMMARY, ON PAGE 9.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      Each share of Common Stock entitles the registered holder thereof to one vote on all matters that may be voted upon by stockholders of the Company at meetings thereof. There are no preemptive, conversion, redemption or cumulative voting rights applicable to the Common Stock. If so declared, the holders of the Common Stock are entitled to receive such dividends and other distributions of the Company subject to the rights of the holders of the Preferred Stock having a dividend preference over the Common Stock.

      As stated above, 1,197,276 shares of Common Stock previously issued are being registered pursuant to the Securities Act of 1933, as amended (the "Securities Act") for offer and sale by the Selling Security Holders. In addition, 215,925 shares of Common Stock issuable upon exercise of 215,925 outstanding Common Stock Warrants are being registered for issuance and 150,000 of such shares are being registered for resale by the Selling Security Holders, and 1,200,000 shares of Common Stock issuable upon exercise of 1,200,000 outstanding Common Stock Options are being registered for issuance and for resale by the Selling Security Holders. Sales of such securities, or even the potential of such sales, could have an adverse effect on the market prices of the securities. The Selling Security Holders will receive the proceeds from the sale of the securities being offered by such Selling Security Holders and the Company will receive the proceeds from the exercise, if any, of the Common Stock Warrants, Common Stock Options, and Class A Warrants. All costs incurred in connection with the registration of such securities are being borne by the Company. See "Selling Security Holders."


      The Common Stock commenced quotation on NASDAQ on February 18, 1994. On June 27, 1996, the high and low prices for the Common Stock were $1.375 and $1.1875, respectively.

      While the Common Stock is currently listed for quotation on NASDAQ, there can be no assurance given that the Company will be able to satisfy the requirements for continued listing on NASDAQ or that such quotation will otherwise continue; nor can there be any assurance given that any market for the Company's securities will continue or will be sustained. See "Risk Factors-No Assurance of Continued Public Market or Continued NASDAQ Listing."

      The Selling Security Holders, directly or through agents, dealers or underwriters to be designated from time to time, may sell the securities described herein from time to time upon terms to be determined at the time of sale. To the extent required, the number of such securities, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer, will be set forth in an accompanying prospectus supplement. The Selling Security Holders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the securities being offered by them pursuant hereto. The Selling Security Holders and any agents, dealers, or underwriters that participate with the Selling Security Holders in the distribution of their respective securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-5, 10b-6 and 10b-7, in connection with transactions in the securities to be sold by them during the effectiveness of the Registration Statement of which this Prospectus forms a part. All of the foregoing may affect the marketability of the securities to be offered and sold by the Selling Security Holders.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE ANY OFFER OF SUCH SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference room located in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission located in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549.

      The Company has filed with the Commission a Registration Statement relating to the securities offered hereby pursuant to the provisions of the Securities Act. This Prospectus forms a part of the Registration Statement; however, it does not contain all the information set forth in the Registration Statement, the exhibits and schedules thereto, and the documents incorporated herein and/or therein by reference. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, the exhibits and schedules thereto and the documents incorporated herein and therein by reference. Summaries of and references to various documents in this Prospectus do not purport to be complete and in each case reference is made to the copy of such document which has been filed as an exhibit to or incorporated by reference into the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company specifically incorporates herein by reference the following documents which have been heretofore filed with the Commission:

      1. Amendment No. 2 to Annual Report of Celebrity Entertainment, Inc. on Form 10-KSB for the fiscal year ended December 31, 1995, filed with the Commission on June 28, 1996;

      2. Amendment No. 1 to Annual Report of Celebrity Entertainment, Inc. on Form 10-KSB for the fiscal year ended December 31, 1995, filed with the Commission on April 19, 1996 (File No. 0-19196);

      3. Annual Report of Celebrity Entertainment, Inc. on Form 10-KSB for the fiscal year ended December 31, 1995, filed with the Commission on April 15, 1996 (File No. 0-19196);

      4. Amendment No. 1 to Form 10-QSB of Celebrity Entertainment, Inc. for the quarter ended March 31, 1996, filed with the Commission on June 28, 1996;

      5. Quarterly Report of Celebrity Entertainment, Inc. on Form 10-QSB for the quarter ended March 31, 1996, filed with the Commission on May 15, 1996 (File No.0-19196);

      6. Report by Celebrity Entertainment, Inc. On Form 10-C relating to the Issuer's Preferred Stock filed with the Commission on June 30, 1995;

      7. Report by Celebrity Entertainment, Inc. On Form 10-C relating to the Issuer's Common Stock filed with the Commission on June 30, 1995; and

      8. Report by Celebrity Entertainment, Inc. On Form 10-C relating to the Issuer's Common Stock filed with the Commission on August 3, 1995.

            Any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, and prior to the termination of the offering of the securities subject hereto, shall each be deemed to be incorporated by reference herein and shall each be deemed to be a part hereof from the date on which each such document is filed.

      Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

      The Company will provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, exclusive of exhibits thereto unless such exhibits are specifically incorporated by reference into the information that has been incorporated into this Prospectus. Requests for any of the foregoing documents should be directed to J. William Metzger, Secretary, Celebrity Entertainment, Inc., 214 Brazilian Avenue, Suite 400, Palm Beach, Florida 33480 at (407) 659-3832.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus and the information incorporated herein by reference. Unless otherwise indicated, all share and per share amounts set forth hereinafter have been adjusted to reflect a 1:5 reverse stock split which occurred in August 1995; a 1:20 reverse stock split which occurred in November 1993; and a 2:1 stock split which occurred in May 1991. Each prospective investor is urged to read this Prospectus in its entirety and the information and documents incorporated herein by reference.

                                   The Company

      Celebrity Entertainment, Inc. (the "Company") was organized pursuant to the laws of the State of Delaware in July 1987 for the purpose of owning, developing, marketing and operating a destination resort community and fishing camp (the "Resort") on Orange Lake near Ocala, Florida. The principal executive offices of the Company are located at 214 Brazilian Avenue, Suite 400, Palm Beach, Florida 33480 and its telephone number is (407) 659-3832.

                                  The Offering

      The Registration Statement of which this Prospectus forms a part relates to the issuance of 711,238 shares of Common Stock issuable upon conversion of 1,064,000 shares of outstanding Class A Preferred Stock (including 285,638 shares of Common Stock reserved for payments of accrued dividends upon conversion); the issuance of 362,400 shares of Common Stock issuable upon conversion of 906,000 shares of Class A Preferred Stock issuable upon exercise of 906,000 outstanding Class A Warrants; 20,000 Shares of Common Stock issuable upon conversion of outstanding convertible promissory notes; 215,925 Shares of Common Stock issuable upon exercise of 215,925 outstanding Common Stock Warrants (registered for issuance; 150,000 of which are also registered for resale); 1,200,000 Shares of Common Stock issuable upon exercise of 1,200,000 outstanding Common Stock Options (registered for issuance and for resale); and 1,197,276 Shares of Common Stock previously issued (registered for resale).

                                 Use of Proceeds

      The Company will receive the proceeds from the exercise, if any, of the Common Stock Options, Common Stock Warrants, and the Class A Warrants. The Company intends to use such proceeds, if any, for general working capital purposes. The Company will not receive any proceeds from the sale of the securities offered by the Selling Security Holders.

                                  Risk Factors

      Investment in the securities being offered hereby is highly speculative and involves substantial risk including, but not limited to, the Company's ongoing capital requirements, operating losses, working capital deficit, lack of cash dividends, the Company's potential need for additional financing, the Company's reliance on senior management, "penny stock" regulations, competition, seasonality of the Company's Resort, lack of assurance with respect to listing of the Company's securities on NASDAQ and governmental regulation. See "Risk Factors."

                                  RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THE SECURITIES OFFERED HEREBY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

Ongoing Capital Requirements.

The Company currently requires commitments for approximately $200,000 to maintain and expand its ongoing business during calendar year 1996 and approximately $240,000 to satisfy past due obligations. Also, the Company may require additional funds in the future in order to conduct its business. It is the Company's intention to continue to develop and complete the Company's Resort facility at a total projected cost of approximately $100,000, to be expended during the 1996 and 1997 resort seasons. Although management expects the cash flow from its Resort operations to improve over the next twelve months and to be sufficient to fund such operations at current levels during such period, the Company may, however, require additional financing to further develop the Resort. If such additional financing is required, there can be no assurance that the Company will be able to successfully negotiate or obtain such additional financing; nor can there be any assurance that, if available, such additional financing will be on terms favorable or acceptable to the Company. The absence of such additional financing or the lack of available funds on favorable terms could have a material adverse impact on the businesses and operations of the Company.

Net Losses and Working Capital Deficit

      Since its inception, the Company has experienced net losses in the aggregate amount of $10,063,435 through December 31, 1995. In addition, the Company had a working capital deficit of $778,341 at December 31, 1995. In the past, the Company has experienced cash flow difficulties and has delayed payment on certain debt obligations, which has raised substantial doubts as to the Company's ability to continue as a going concern. The Company anticipates that the discontinuation of its television production subsidiary as of December 31, 1994, together with a combination of approximately $700,000 of capital raised during 1995 through the sale of the Company's common stock and recent reductions in debt and debt service requirements totaling approximately $350,000, will serve to improve the Company's working capital and liquidity position. Notwithstanding such financings and reductions, there can be no assurance that cash flows from operations will be sufficient to meet the Company's working capital requirements and, consequently, the Company may experience operating losses and working capital deficits in the future. There can be no assurance that the Company will be able to meet its monthly mortgage obligation or the final principal and interest payment on the Resort mortgage.

Lack of Dividends

      The Company has not paid any cash dividends on its Common Stock since its incorporation and does not anticipate paying any such dividends in the foreseeable future.

Outstanding Warrants and Options

      The Company has outstanding the following warrants and options:
(i) warrants to purchase 215,925 shares of Common Stock (the "Common Stock Warrants"); (ii) options to purchase 1,200,000 shares of Common Stock (the "Common Stock Options"); and (iii) warrants to purchase 362,400 shares of Class
A Preferred Stock (the "Class A Warrants").   The Company expects that it will
grant additional Common Stock Options pursuant to its stock option plans to officers, directors, employees and consultants of the Company. The Company's 1994 Directors Stock Option and Appreciation Rights Plan contains a formula providing for the grant of options on the second Monday of December of each year to directors of the Company. Holders of warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the warrants and options. Further, while its warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms or to utilize its equity securities in connection with acquisitions may be adversely affected.

Future Issuances of Stock by the Company

      The Company has authorized capital stock of 25,000,000 shares of Common Stock, $.0001 par value per share, and 2,000,000 shares of Preferred Stock, $.01 par value per share, all of which 2,000,000 shares have been designated Class A Preferred Stock. As of the date hereof, there were outstanding 4,414,753 shares of Common Stock, 1,064,000 shares of Class A Preferred Stock, 906,000 Class A Warrants, 215,925 Common Stock Warrants, and 1,200,000 Common Stock Options, and promissory notes convertible into 20,000 shares of Common Stock. In light of the Company's one-for-five reverse split of its Common Stock which occurred in August 1995, currently each share of Class A Preferred Stock can be converted into two/fifths of a share of Common Stock, assuming the effectiveness of a registration statement with respect thereto. If all the outstanding Class A Preferred Stock were converted into Common Stock and all Common Stock Options and Common Stock Warrants were exercised (assuming no exercise of the Class A Warrants nor conversion of outstanding convertible promissory notes), there would be an additional 1,841,525 shares of Common Stock outstanding plus a currently undetermined amount representing dividends in kind, or an aggregate of more than 6,256,278 outstanding shares of Common Stock. Assuming exercise of the outstanding Class A Warrants and conversion of the Class A Preferred Stock underlying such warrants, there would be an additional 362,400 shares of Common Stock outstanding; further assuming conversion of all outstanding convertible promissory notes of the Company into an additional 20,000 shares of Common Stock, there would be an aggregate of more than 6,638,678 outstanding shares of Common Stock.


      The Company has reserved an aggregate of 3,741,435 shares of Common Stock for issuance (i) upon conversion of the Class A Preferred Stock, including dividends payable in kind which commence being payable on January 1, 1996, and including Class A Preferred Stock issuable upon exercise of the Class A Warrants, (ii) upon exercise of the outstanding Common Stock Warrants, (iii) upon exercise of the outstanding Common Stock Options, (iv) upon conversion of the outstanding convertible promissory notes, (v) pursuant to the Company's Registration Statement on Form S-8 effective as of April 2, 1996, and (vi) upon exercise of options to be granted under the Company's stock option plans including 375,000 shares reserved for grants to be made pursuant to the stock option plans of the Company adopted in 1994. Although there are no present plans, agreements or undertakings with respect to the Company's issuance of any unreserved shares of stock or related convertible securities, other than as disclosed herein, the issuance of any of such securities by the Company could have anti-takeover effects insofar as they could be used as a method of discouraging, delaying or preventing a change in control of the Company. Such issuance could also dilute the public ownership of the Company. Inasmuch as the Company may, in the future, issue authorized shares of Common Stock without prior stockholder approval, there may be substantial dilution to a stockholder's pro rata ownership interest in the Company. Given that the Company is authorized to issue more capital stock, there can be no assurance that the Company will not do so.

Future Sales of Stock by Stockholders

      As of the date hereof, the Company's current stockholders own an aggregate of 3,474,753 shares of Common Stock. Of such shares, 1,197,276 are deemed to be "restricted securities" as that term is defined in Rule 144, promulgated under the Securities Act. Such "restricted securities" may only be sold in compliance with Rule 144 or pursuant to an effective registration statement. All of such "restricted securities" are available for sale by the Selling Security Holders pursuant to registration herein. See "Selling Security Holders." A sale of shares by current stockholders may have a depressing effect upon the market price of the securities of the Company. To the extent that these shares enter the market, the value of the securities existent in the market may be reduced.

Potential Change in Voting Control of the Company

      As of the date of this filing, management of the Company owned approximately 3.2% of the 4,414,753 shares of Common Stock issued and outstanding, exclusive of any options or warrants. However, given that each share of Class A Preferred Stock entitles the holder thereof to four (non-cumulative) votes on each matter submitted to the holders of Common Stock for a vote thereon, the holders of the currently outstanding 1,064,000 shares of Class A Preferred Stock would be entitled to vote, in the aggregate, the equivalent of 4,256,000 shares of Common Stock, thus diluting the voting control of management and other holders of Common Stock of the Company. If such 1,064,000 shares of Class A Preferred Stock were converted to 425,600 shares of Common Stock, management would own approximately 3% of the then outstanding 4,840,353 shares of Common Stock. In addition, if the outstanding Class A Warrants were exercised and the Class A Preferred Stock issued thereon converted to 362,400 shares of Common Stock, then management would own 2.7% of the then outstanding 5,202,753 shares of Common Stock. If the outstanding Class A Preferred Stock and the Class A Preferred Stock underlying the outstanding
Class A Warrants were converted into Common Stock, the Common Stock Warrants exercised, the Common Stock Options exercised, and outstanding convertible promissory notes converted, then management's ownership would be 6.7% of the then outstanding 6,638,678 shares of Common Stock. The Financing Group currently owns 800,000 shares, or 18%, of the Company's outstanding Common Stock, as well as options to purchase 1,000,000 shares of the Company's
Common Stock.


No Assurance of Continued Public Market or NASDAQ Listing

      The Company's Common Stock is quoted as a small capitalization security on NASDAQ under the symbol "CLEB." There can be no assurance that the Company will be able to continue to satisfy the requirements for quotation on NASDAQ or that any other quotation will continue. There can be no assurance that the trading market for the Company's securities will continue. If, for any reason, a public trading market is not continued for the Company's securities, investors in such securities may have difficulty selling their securities should they desire to do so.

      In order to qualify for initial listing on NASDAQ a company must have, among other things, at least $4,000,000 in total assets, $2,000,000 in total capital and surplus, $1,000,000 in market value of public float and minimum bid price of $3.00 per share. For continued listing, a company must have, among other things, $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. The Company has satisfied the requirements for quotation on NASDAQ in connection with the Company's Common Stock currently listed thereon and has maintained its eligibility therefor, but if the Company becomes unable to satisfy the requirements for continued quotation on NASDAQ, trading, if any, in the Common Stock offered hereby would be conducted in the over-the-counter market in the "pink sheets" of the National Quotation Bureau, Inc. or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, such securities.

"Penny Stock" Regulations

      The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. A broker-dealer effecting transactions in penny stocks must disclose the commissions payable to both the broker-dealer and any registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. While many NASDAQ-listed securities would be covered by the definition of penny stock, transactions in a NASDAQ-listed security would be exempt from all but the sole market maker provision of the penny stock regulations for: (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years); (ii) transactions in which the customer is an institutional accredited investor; and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ-listed security directly with a NASDAQ market maker for such securities would be subject only to the sole market maker disclosure and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative. The above-described rules may materially adversely affect the liquidity for the market of the Company's securities and may impair the ability of the holders thereof to sell or otherwise dispose of such securities.

Use of Proceeds

      The Company will not receive any proceeds from the offer and sale of the securities by the Selling Security Holders but will receive proceeds from the exercise, if any, of outstanding warrants and options, including the Class A Warrants, Common Stock Warrants and Common Stock Options. The Company intends to use the proceeds, if any, from the exercise of such options and warrants to fund the operations of the Company including additional Resort improvements and general working capital. There can be no assurance that any of such warrants or options will be exercised. See "Use of Proceeds."

Reliance on Senior Management

      The operations of the Company are dependent in large part upon the efforts of Mr. James J. McNamara, President of the Company, and Mr. J. William Metzger, Vice President. The loss of the services of Mr. McNamara or Mr. Metzger could adversely affect the conduct and operation of the businesses of the Company. In the event of such loss there can be no assurance that the Company would be able to obtain or employ a qualified replacement on acceptable terms.

Reliance on Future Business Combination

      The financial support of the Company is dependent in large part upon the continuation of funding resulting from the efforts of the Company's management and its majority stockholders. During the nine-month period ended September 30, 1995, the Company entered into a Financing Agreement and Letter of Intent (the "Financing Agreement") with representatives of a private financing group (the "Financing Group"). Pursuant to the terms of the Financing Agreement, the Company issued to the Financing Group a promissory note in the principal amount of $200,000 payable on December 1, 1995 in return for the Financing Group's payment of $200,000 in cash to the Company. This note was paid in full subsequent to December 31, 1995. In addition, the Financing Group purchased 200,000 shares of the Company's common stock in return for a cash payment of $100,000 to the Company; and 800,000 of the Company's common shares together with 475,000 of the Company's Class A 8% Convertible preferred shares, payment for which was made by a secured promissory note payable to the Company. In connection with the completion of additional funding which the Financing Group has agreed to provide, the Company has granted to the Financing Group options to purchase 900,000 additional shares of common stock of the Company (if the Financing Group were to exercise all of such options, the group would own, immediately after such exercise, 1,700,000 shares, or 38.9%, of the Company's outstanding common stock; such exercise could result in a change of control of the Company to that extent).


       The Company and the Financing Group have entered a period of negotiation and due diligence in order to complete a proposed business combination of the Company and one or more of the entities controlled or represented by the Financing Group. The Financing Group has introduced several candidates for business combination to the Company which the Company is currently analyzing, which candidates include an entity which manages, promotes and operates several destination golf and fishing resort facilities similar to that of the Company's as well as entities in other lines of commerce including printing, publishing, and restaurant operations. The Company is considering several of these candidates for a possible business combination and has reached but has not yet established a probable transaction with any particular candidate. If such a business combination is effected, it is anticipated that a public offering or other sale of securities would be completed, the proceeds from which, in part, would be used to reduce the liabilities of CEI and expand CEI's resort
operations and the combining company's operations.   However, there can be no
assurance that any proposed business combination will be effected. Any such business combination and related public offering is subject to the combining entity's acceptance of the Company's financial statements, the state of the general securities markets and of the specific market for the Company's securities, and any necessary regulatory review of the securities to be issued in connection with the combination.



Discontinuation of Former Subsidiary

      In June 1993, the Company acquired Production Services International, Inc. ("PSI"), a Delaware corporation headquartered in Palm Beach, Florida. The Company acquired all the issued and outstanding capital stock of PSI in exchange for 402,672 newly-issued shares of the Company's common stock valued at $402,672. The management of the Company recognized that the financial condition of PSI at December 31, 1994 was such that the Company was not able to exercise control over the operations of PSI, and that unless immediate financing were obtained under conditions acceptable to the distributor of PSI's principal television series production (the "Series"), bankruptcy of PSI was inevitable. As of December 31, 1994, the Company abandoned its investment in PSI and deconsolidated the assets, liabilities and operations of the PSI subsidiary on its financial statements. Accordingly, the total acquisition cost, valued at $402,672, has been written off as of December 31, 1994 in connection with the abandonment of the Company's investment in PSI's operations. An involuntary petition for bankruptcy was filed in March 1995 by the series distributor and two other creditors against PSI and its production subsidiary for alleged non-payment of obligations related to the production of the series. During 1995, PSI and its major creditor (the "Distributor") reached a settlement resulting in the withdrawal of the involuntary bankruptcy petition and the Company provided $225,000 as payment to the Distributor and the other petitioning creditors and agreed further to assist PSI in establishing a fund to satisfy the remaining claims from other creditors. Commencing in 1995, PSI has been pursuing an effort to identify and quantify all outstanding claims of indebtedness related to PSI's operations in order to formulate a proposed cash settlement of all such claims. As of the date hereof, the Company expects to pay an additional amount of approximately $207,000 in settlement of the remainder of such claims. Should the Company fail in its fulfillment of funding the cash settlements related to such indebtedness, certain creditors may initiate, individually or collectively, lawsuits or bankruptcy petitions against the Company. There can be no assurance that the Company will be able to satisfy the obligations related to such settlements.

Competition

      In connection with its resort business, the Company competes with other companies which operate destination resorts and which market memberships usable at multiple destination campground locations. The majority of such companies are well-established in the industry, have substantially greater financial and marketing resources and name recognition than the Company, and operate a greater number of resort campgrounds. The Company believes that its ability to compete successfully for membership sales is based in part on the attractiveness and
location of the Resort.   Although there are currently six fish camps operating
on Orange Lake, management believes that none individually offers facilities comparable to those which the Company presently offers and will be able to offer upon completion of the planned Resort facilities.

No Assurance of Additional Resort Development

      The Company had originally designed an overall plan for the Resort to construct and offer for use by the public a total of 350 recreational vehicle ("RV") sites, 50 freestanding housing units (the "Housing Units") and a variety of fishing, athletic and social facilities. Presently, the Company has constructed a significant portion of the facilities planned for the Resort, including 108 fully equipped RV sites, 125 RV sites equipped with water and sewer hook-ups only, 11 Housing Units, and much of the support services, recreational and leisure facilities. The Company hopes in the near future, if working capital is sufficient, to complete approximately 50 RV sites which currently have only water and sewer hook-ups, construct a bath house, and increase marketing and sales efforts. As funds from Resort operations become available, the Company intends to improve and develop existing and new Resort amenities such as the fishing, golfing and athletic facilities, and if deemed advisable by the Company, to complete additional RV sites. While the costs of such further development are subject to change based upon various circumstances, including increased cost of labor, material, and delays, the Company anticipates that the 50 RV sites, bath house, additional marketing and sales efforts and miscellaneous items can be completed at a cost of $100,000. Any other additional construction will be completed with funds, if any, generated by sales of Resort memberships and operating revenues. There can be no assurance, however, that these revenues will be available or if available will be allocated to or sufficient for any additional development of the Resort. The Company recognizes that unforeseen labor shortages, the inability to obtain labor and/or materials, the inability of certain contractors to perform (or to perform on a timely basis due to strikes), adverse weather conditions, acts of God or other circumstances beyond the control of the Company could delay further construction of the Resort facility and could have an adverse effect on the operations of the Resort.

Sales of Memberships and Lease Arrangements

      The Company offers memberships and variable-term leases which entitle members to utilize the Resort's facilities, RV sites, RVs and Housing Units for a daily/nightly, weekly, semi-annual or annual fee. It is the Company's intention to market the facility as a destination resort for longer stays by individuals, groups and rallies. The variable-term lease arrangement will be marketed aggressively during the 1996-97 season. As of December 31, 1995, the Company had approximately 210 current memberships. The Company actively markets the resort to camping, fishing, golfing and other sports enthusiasts through print and mail advertising and through sales arrangements with RV dealerships and park model manufacturers which offer Resort memberships and park models at discounted prices to purchasers of new vehicles. There can be no assurance that such marketing program will produce any sales of Resort memberships or variable-term lessees. Lack of sales of memberships and leases may have a significant adverse impact on the revenues of the Company and the operation and development of the Resort.

Seasonality and the Resort's Dependence Upon Climatic Conditions

      Generally, the nature and success of a fishing and golfing-oriented resort is dependent in considerable part upon prevailing conditions at a resort property, including climate. To the extent that dramatic climatic changes, such as hurricanes or extended unseasonable weather, may adversely affect the Resort property or the viability of fish in Orange Lake, the Company's ability to market memberships may be adversely affected and attendance at the Resort may be impaired. While management does not anticipate the occurrence of climatic events which would adversely affect the business or operations of the Resort, there can be no assurance that such events will not occur.

Insurance

      The Company maintains casualty and liability insurance for the operation of the Resort and for the continued construction and development of its facilities. While management of the Company believes that its Resort and facilities are adequately insured, there can be no assurance that the Company will be able to renew such insurance policies as such policies become due and if such policies are renewable, there can be no assurance that the premium payments thereof would not increase prohibitively. If such insurance policies are not renewed, there can be no assurance that the Company would be able to find suitable alternative policies at reasonable premium payment rates. Failure by the Company to obtain casualty and liability insurance in adequate amounts could have a material adverse effect on the operations of the Company and could expose the Company to the risk of significant losses resulting from any casualty or liability claims not adequately covered by insurance.

Government Regulations - Permits Required For Operation Of Resort

      The Company is required to obtain governmental regulatory approvals to operate the Resort, including water treatment permits, sanitary sewage permits, health permits, sales and use tax permits and permits relating to food, beverage and alcohol sales. Although the Company believes it is and will be in compliance in all material respects with the current requirements of these authorities, the Company is unable to predict the effect of future developments in the laws or regulations administered by federal, state and local authorities having jurisdiction over its activities. The Company's failure to obtain or renew any of such licenses or approvals could have a material adverse affect on the Company's ability to complete the Resort and to continue the Resort's operations.



Government Regulations - Leases

      The Company has obtained a submerged land lease, which is scheduled to expire on July 15, 1998, from the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida to construct and operate a commercial marine facility with fuel facilities (the "Lease"). Pursuant to the terms of the Lease, the Company pays approximately $2,700 per year to the State of Florida. Future renewal of the Lease is at the sole option of the State of Florida. Although the Company does not know of any reason why the requisite authorities of the State of Florida would decline to renew the Lease, in the event the Lease is not renewed, the Company would be required to cease utilizing that portion of the Resort as a commercial marina. Such discontinuance could have a materially adverse effect on the Company's revenues and its ability to operate the Resort and to market memberships thereto, since the Company would not be able to offer its guests boating and fishing facilities on Orange Lake.

Government Regulations - Membership Sales

      The Company's sales activities include the use of direct mail solicitation and the use of on-site sales facilities. The Company's promotional and sales activities are subject to regulation under federal and state consumer protection and consumer credit laws and are typically subject to review by consumer protection agencies having broad discretionary authority. The Company undertakes to comply with all such regulations. However, there can be no assurances that the Company will be able to comply with any or all state regulations or that future legislation or regulations will not have an adverse effect upon the Company's business.

                                   THE COMPANY

      The Company was organized pursuant to the laws of the State of Delaware in July 1987 for the purpose of owning, developing, marketing and operating a destination resort community and fishing camp on Orange Lake near Ocala, Florida. In June 1993, the Company acquired all of the issued and outstanding capital stock of Production Services International, Inc., then a development stage Delaware corporation ("PSI"), organized in December 1991 for the purpose of performing and providing production management services and facilities leasing to companies engaged in the production of filmed entertainment projects. In December 1994, the Company discontinued its investment in PSI and wrote off the acquisition cost.

      The Company is engaged in the business of management, promotion and development of a destination golf and fishing resort facility known as the "Celebrity Resort." Management is currently seeking appropriate candidates for one or more business combinations with the Company.

      The principal executive offices of the Company are located at 214 Brazilian Avenue, Suite 400, Palm Beach, Florida 33480 and its telephone number is (407) 659-3832.


                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the offer and sale of the securities held by the Selling Security Holders. The Company will receive the proceeds, if any, from the exercise of the Common Stock Options, Common Stock Warrants, and Class A Warrants. It is extremely unlikely that a holder of an option or warrant would choose to exercise such security unless the exercise price were less than the current market price of the security issuable upon exercise. Currently the exercise price of the Class A Warrants is approximately four times the market price of the Common Shares issuable upon conversion of the Class A Preferred Stock purchasable upon such exercise, and thus the Class A Warrants are highly unlikely to be exercised in the foreseeable future. The Board of Directors may determine in the future to lower the exercise price of some or all outstanding Class A Warrants, which it has authority to do. No plans are in place to do so at this time.

      The Company intends to use the proceeds, if any, from the exercise of the options and warrants for general working capital purposes.

                            SELLING SECURITY HOLDERS

      The Registration Statement of which this Prospectus is a part also relates to the offer and sale of up to an aggregate of 1,197,276 shares of Common Stock previously issued to certain security holders; the offer and sale of up to 317,517 Shares of Common Stock issuable upon conversion of 475,000 shares of outstanding Class A Preferred Stock; the offer and sale of up to an aggregate of 150,000 Shares of Common Stock issuable upon exercise of 150,000 outstanding Common Stock Warrants; and the offer and sale of 1,200,000 Shares of Common Stock issuable upon exercise of 1,200,000 outstanding Common Stock Options.

      The following table sets forth the beneficial ownership of the securities of the Company held by each person who is a Selling Security Holder and by all Selling Security Holders as a group.

                                           Number of     Number of
                                           shares of        shares      Amount to be
                                        common stock    offered in       owned after
                                        owned before          this     completion of
 Name of Beneficial owner                   offering      offering          offering
                                                        Same as prev.
                                                (1)         col.(2)

 Carolyn Carrano                               2,542                               0
 Gilbert Fiorentino                            1,271                               0
 Richard & Lorraine Grabowski                  3,813                               0
 Glenn M. Janowsky                             5,085                               0
 Richard Litsky                                2,542                               0
 Brad Muller                                 129,305                               0
 Lloyd Muller                                  2,542                               0
 Eugene L. Nakamura                            2,542                               0
 M.J. Robinson                                 3,813                               0
 Leroy Tinsley                                   509                               0
 Brazilian Realty                             30,240                               0
 Michael D. Herman                           647,517 (3)                           0
 TeleMatrix, Inc. of CT.                     600,000 (4)                           0
 James. J. McNamara                          224,786 (5)                           0
 J. William Metzger                          168,286 (6)                           0
 Leo & Barbara Whigham                       200,000                               0
 David A. Johnson                             50,000                               0
 Joseph J. Bianco                             10,000                               0
 Peter J. Dekom                               10,000                               0
 Harry & Ida Kaufman                          40,000 (7)                           0
 Jack E. Bock                                 30,000                               0
 Lawrence H. Feder                            10,000 (8)                           0
 Fleming & O'Neill                            10,000 (8)                           0
 David Shue                                    5,000                               0
 Peter Lynch                                  15,000                               0
 Kimberli Critchfield                        100,000 (8)                           0
 Dale Pelletier                               10,000 (8)                           0
 Carol Martino                                25,000                               0
 Jeff Matloff                                 10,000 (8)                           0
 Lisa A. Mercado                               5,000 (8)                           0
 Debra Herman                                500,000                               0
 Island Star, Inc.                            10,000 (8)                           0

         TOTAL                             2,864,793             0                 0

(1) Consisting solely of currently outstanding common shares unless otherwise indicated.

(2) All numbers are the same as the number shown in the previous column with respect to that particular person or entity. Assumes, with respect to each respective security holder, conversion of all Class A Preferred shares owned to common shares and exercise of all warrants and options owned.

(3) Includes 205,000 shares of common stock currently outstanding; 125,000 shares of common stock to be issued upon exercise of outstanding options; and 317,517 shares of common stock to be issued upon conversion of preferred stock, including dividends.

(4) Includes 200,000 shares of common stock currently outstanding and 400,000 shares of common stock to be issued upon exercise of outstanding options.

(5) Includes 124,786 shares of common stock currently outstanding and 100,000 shares of common stock to be issued upon exercise of outstanding options.

(6) Includes 68,286 shares of common stock currently outstanding and 100,000 shares of common stock to be issued upon exercise of outstanding options.

(7) Includes 20,000 shares of common stock currently outstanding and 20,000 shares of common stock to be issued upon exercise of outstanding options.

(8)   Common stock to be issued upon exercise of outstanding options.

      The Company believes that all of the securities represented are owned of record by each individual named as beneficial owner and further believes that, unless as specifically indicated above, each individual has sole voting and dispositive power with respect to the shares of Common Stock owned by each of them. Each Selling Security Holder may, but is not required to, sell all of the shares of Common Stock owned by such Selling Security Holder. No Selling Security Holder will own more than 1% of the Common Stock after completion of this offering. Mr. McNamara has been President, Chief Executive Officer and a director of the Company since June 1993. Mr. Metzger has been Executive Vice President, Chief Financial Officer, Secretary, Treasurer and a director of the Company since June 1993. Mr. Herman and TeleMatrix, Inc. of Connecticut are the joint obligors pursuant to a secured promissory note payable to the Company in the principal amount of $500,000 and are obligated to assist the Company in obtaining further equity financing. No other Selling Security Holder has held any position or office, or has had any material relationship with the Company or any of its affiliates, within the past three years.

                              PLAN OF DISTRIBUTION

      The shares of Common Stock issuable upon exercise of outstanding Common Stock Options and Common Stock Warrants will be issued by the Company subsequent to the date hereof upon exercise of such options and warrants and the Company will receive the net proceeds, if any, thereof. The shares of Common Stock issuable upon conversion of Class A Preferred Stock and convertible notes will be issued by the Company subsequent to the date hereof upon conversion of such shares and notes. No sales commissions will be paid in connection with the offer and sale of such securities, except as follows: To the extent that I.A. Rabinowitz & Co. solicits the exercise of any outstanding Class A Warrants, it may receive a fee equal to four percent of the exercise price of the Class A Warrants so exercised provided that: (i) the market price of the Company's Common Stock is greater than the then exercise price of such warrant, (ii) such exercise was solicited by a member of the National Association of Securities Dealers, Inc., (iii) the Class A Warrant was not held in a discretionary account, (iv) disclosure of the compensation arrangements was made to the customer, (v) the solicitation of such exercise does not violate Rule 10b-6 (as such rule or any successor rule may be in effect as of such time of exercise) promulgated under the Exchange Act and (vi) the solicitation of the exercise is in compliance with NASD Notice to Members 81-38.

      In order to facilitate the exercise of the Common Stock Warrants and Common Stock Options and the conversion of Class A Preferred Stock, the Company will furnish, at its expense, such number of copies of this Prospectus to the record holders of such securities as such record holders may request, together with instructions that copies of this Prospectus be delivered to the beneficial owners thereof. In connection with the offer and sale of Common Stock by the Selling Security Holders, the beneficial owners thereof have undertaken to deliver this Prospectus to the purchasers of such securities in accordance with the Securities Act and to comply with applicable provisions of the Exchange Act including, without limitation, Rule 10b-6 thereunder, in connection with transactions in the Company's securities during the effectiveness of the Registration Statement.

      Persons who wish to exercise the Class A Warrants or Common Stock Warrants, unless such specific instruments instruct that delivery shall be directly to the Company, must deliver the executed warrant certificates with the purchase forms, duly executed, accompanied by payment in the form of a certified or bank cashier's check or money order payable to the Company (or cash), for the number of warrants exercised to American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. Persons who wish to exercise Common Stock Options must deliver to the Company the executed option certificate with the purchase forms, duly executed accompanied by payment in the form of a certified or bank cashier's check or money order payable to the Company (or cash) for the number of options exercised. All such payments hereinbefore described must be received prior to termination of the exercise period thereof. The Company shall then issue such fully paid and non-assessable shares of Common Stock to the warrant holder or option holder as specified on the warrant or option certificates so tendered. Warrants and options not exercised prior to termination of the exercise period will expire.

      Persons wishing to convert Class A Shares must exercise their conversion right by giving written notice that the holder elects to convert a stated number of Class A shares into Common Stock and surrendering the certificate(s) for the shares to be so converted to the Company's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005 at any time during its usual business hours on the date set forth in the notice, together with a statement of the name or names (with address and taxpayer identification or social security number) in which the certificate or certificates for shares of Common Stock shall be issued. Each Class A share is currently convertible into two-fifths of one share of Common Stock, subject to adjustment for dividends and the like.

      Persons wishing to convert convertible promissory notes must exercise their conversion right in accordance with the provisions of their respective notes.

      The Selling Security Holders, directly or through agents, dealer or underwriters to be designated from time to time, may sell the securities described herein from time to time upon terms to be determined at the time of sale. To the extent required, the number of such securities, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer, will be set forth in an accompanying Prospectus Supplement. The Selling Security Holders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the securities being offered by them pursuant hereto. The Selling Security Holders and any agents, dealers, or underwriters that participate with the Selling Security Holders in the distribution of their respective securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-5, 10b-6 and 10b-7, in connection with transactions in the securities to be sold by them during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the securities to be offered and sold by the Selling Stockholders. In connection with the offer and sale, if any, of the securities described herein by the beneficial owners thereof, such beneficial owners have undertaken to deliver this Prospectus to the purchasers of such securities in accordance with the Securities Act and to comply with applicable provisions of the Exchange Act, including, without limitation, Rule 10b-6 thereunder, in connection with transactions in such securities during the effectiveness of the Registration Statement of which this Prospectus is a part.

                                  LEGAL MATTERS

      Certain legal matters in connection with the issuance of the securities being offered hereby will be passed upon for the Company by Fleming & O'Neill, Newton, Massachusetts.

                                     EXPERTS

      The audited financial statements for the fiscal years ended December 31, 1995 and December 31, 1994 that are incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The financial statements for the fiscal years ended December 31, 1995 and December 31, 1994 contained an explanatory paragraph regarding uncertainties existing at the time as to the ability of the Company to continue as a going concern.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

      Article Eleven of the Company's Certificate of Incorporation provides for the indemnification of the Company's officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

      The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


    No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company of any Representative. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create any implication that the information herein is correct as of any time subsequent to the date hereof, or that there has been no change in the affairs of the Company since said date.

TABLE OF CONTENTS

AVAILABLE INFORMATION          5
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE      5
PROSPECTUS SUMMARY             6
RISK FACTORS                   7
THE COMPANY                   15
USE OF PROCEEDS               16
SELLING SECURITY HOLDERS      16
PLAN OF DISTRIBUTION          17
LEGAL MATTERS                 19
INDEMNIFICATION OF
   DIRECTORS AND OFFICERS     19



CELEBRITY ENTERTAINMENT, INC.

711,238 Shares of Common Stock issuable upon conversion of 1,064,000 shares of outstanding Class A Preferred Stock (317,517 shares of which Common Stock are also registered for resale) (including 285,638 shares of Common Stock reserved for payments of accrued dividends upon conversion); 362,400 Shares of Common Stock issuable upon conversion of 906,000 shares of Class A
Preferred Stock issuable upon exercise of 906,000 outstanding Class A Warrants; 20,000 Shares of Common Stock issuable upon conversion of outstanding convertible promissory notes; 215,925 Shares of Common Stock issuable upon exercise of 215,925 outstanding Common Stock Warrants (registered for issuance; 150,000 of which are also registered for resale); 1,197,276 Shares of Common Stock issuable upon exercise of 1,200,000 outstanding Common Stock Options (registered for issuance and for resale); and 1,203,773 Shares of Common Stock previously issued (registered for resale).



                               ____________________

                                    PROSPECTUS
                               ____________________
                                   June 28, 1996




                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated expenses payable by the Company in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement. All of the amounts shown are estimates and will be borne by the Company and not by any of the Selling Security Holders.

SEC Registration Fee  . . . . . . . . . . . . . . . . . .  $  1,642
Printing Costs  . . . . . . . . . . . . . . . . . . . . .  $  5,000
Legal Fees and Expenses . . . . . . . . . . . . . . . . .  $ 10,000
Accounting Fees . . . . . . . . . . . . . . . . . . . . .  $  7,000
Blue Sky Fees and Expenses  . . . . . . . . . . . . . . .  $  - 0 -
Miscellaneous . . . . . . . . . . . . . . . . . . . . . .  $  1,000
                                              -----
TOTAL . . . . . . . . . . . . . . . . . . . .              $ 24,642

Item 15.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

      Article Eleven of the Company's Certificate of Incorporation provides for the indemnification of the Company's officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

      The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.  Exhibits

Exhibit
Number      Exhibit

5.1 *       Opinion of Fleming & O'Neill.

23.1        Consent of Independent Certified Public Accountant BDO Seidman, LLP.

23.2        Consent of Fleming & O'Neill (included in Exhibit 5.1).

* Previously filed.

Item 17.  Undertakings.

      (a) Undertaking Pursuant to Rule 415 under the Securities Act of 1933, as amended. The Registrant will:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by section 10(a)(3)of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement of the securities offered, and the offering of the securities at that time.

                  (iii)Include any additional or changed material information on the plan of distribution.

Provided, however, that paragraphs (4)(1)(i)and (a)(1)(ii)do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Palm Beach, Florida, on the 28th day of June, 1996.

                                          Celebrity Entertainment, Inc.

                                          By:/s/ James J. McNamara
                                             James J. McNamara,
                                             President and
                                             Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures                Name and Title                          Date

/s/ James J. McNamara     James J. McNamara, President,           June 28, 1996
                          Chief Executive Officer and
                          Director

/s/ J. William Metzger    J. William Metzger, Chief               June 28, 1996
                          Financial Officer, Executive
                          Vice President, Treasurer,
                          Controller, Secretary
                          and Director

/s/ David Critchfield     David Critchfield, Director             June 28, 1996